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                                                              EXHIBIT 23



                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements listed below of our report on the consolidated financial statements of Republic Bancorp Inc. dated January 13, 2004, included in this Annual Report on Form 10-K for the year ended December 31, 2003:


       Registration Statement No. 333-26515 on Form S-8 dated May 5, 1997 Registration Statement No. 333-26515 on Form S-8 POS dated July 29, 1997 Registration Statement No. 333-83267 on Form S-8 dated July 20, 1999 Registration Statement No. 333-83265 on Form S-8 dated July 20, 1999 Registration Statement No. 333-57636 on Form S-8 dated March 26, 2001 Registration Statement No. 333-84842 on Form S-8 dated March 25, 2002 Registration Statement No. 333-105383 on Form S-8 dated May 19, 2003



/s/ Ernst & Young LLP

March 10, 2004
Detroit, Michigan